UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 4, 2001
                                                  ----------------


                             DELTA STATES OIL, INC.
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             (Exact name of registrant as specified in its charter)


         Delaware                       8-7539                  13-2599131
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(State or other jurisdiction      (Commission File           (IRS Employer
    of incorporation)                   Number)            Identification No.)


       888 Riverbank Road, Stamford, CT                           06903
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  (Address of principal executive officers)                    (Zip Code)


    Registrant's telephone number, including area code:     (203) 322-1003
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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS


         On December 12, 2001, we announced that, on December 4, 2001, Delta States Oil, Inc. ("Delta") entered into a letter of intent with Windsortech, Inc. ("Windsortech"), a privately held New Jersey company engaged in the purchase and remarketing of refurbished computer equipment and related components, computer asset management services, computer recycling, computer parts-on-demand and computer brokerage services, both nationally and internationally, which provides for the merger of Windsortech, Inc. with and into the Registrant. If the transaction is consummated, it is expected that Delta will be renamed Windsortech, Inc. and that approximately 80% of Delta's then outstanding 12 million shares of capital stock will be owned by Windsortech's shareholders. Our press release announcing the merger is filed as an Exhibit to this Report and is incorporated herein.


         The transaction, which is intended to qualify as a tax free reorganization for federal income tax purposes, is subject to a number of usual and customary conditions, including satisfactory completion of due diligence by both the Registrant and Windsortech, approval by the Boards of Directors of both companies, the negotiation, execution and delivery of a definitive merger agreement, required shareholder approvals and/or consents, and required regulatory approvals. Subject to satisfaction of these conditions, we expect the transaction to be completed by the end of the first quarter of 2002, at which time the Registrant will apply for trading its common stock on the Nasdaq Bulletin Board.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

     99.1 Press release dated December 12, 2001, relating to the proposed merger of Windsortech, Inc. with and into Delta States Oil, Inc.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           DELTA STATES OIL, INC.
                                           (Registrant)

Date: December 12, 2001                    By:    /s/ Alfred D. Morgan
      -----------------                           ------------------------------
                                                  Alfred D. Morgan, Ph.D.
                                                  President



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